Exhibit 10.1














          AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN



                     EFFECTIVE  JANUARY 1, 1994


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          AMERICAN EXPRESS SENIOR EXECUTIVE SEVERANCE PLAN
                            INTRODUCTION


The Board of Directors of American Express Company established the American Express Senior Executive Severance Plan (hereinafter referred to as the "Plan") effective as of January 1, 1994, to provide for severance benefits for certain eligible executive officers of American Express Company and its participating subsidiaries whose employment is terminated under certain conditions. Severance benefits under the Plan are to be provided to such eligible executives in exchange for a signed agreement and release.


                             ARTICLE ONE
                             DEFINITIONS

1.1 "Administration Committee" means the Committee established and appointed by the Board of Directors or by a committee of the Board of Directors.

1.2 "Affiliated Company" means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 4l4(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 4l4(c) of the Code) with the Company, but which has not been admitted to participation in the Plan.

1.3 "Base Salary" means the regular basic cash remuneration before deductions for taxes and other items withheld, payable to an Employee for services rendered to an Employing Company, but not including pay for bonuses, incentive compensation, special pay, awards or commissions.

1.4    "Board of Directors" means the board of directors of the Company.

1.5 "Bonus" means annual incentive compensation paid to an Employee over and above Base Salary earned and paid in cash or otherwise under any executive bonus or sales incentive plan or program of an Employing Company.

1.6 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.7 "Company" means American Express Company, a New York corporation, its successors and assigns.

1.8 "Comparable Position" means a job with the Company, an Employing Company, an Affiliated Company or successor company at the same or higher Base Salary as an Employee's current job and at a work location within reasonable commuting distance from an Employee's home, as determined by such Employee's Employing Company.

1.9 "Completed Year of Service" means the period of time beginning with an Employee's date of hire or the anniversary of such date of hire and ending twelve months thereafter.

1.10 "CBN Committee" means the Compensation, Benefits and Nominating Committee of the Board of Directors of the Company.

1.11 "Employee" means any person, at the senior executive level as defined by the Administration Committee, employed on a regular full-time
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       basis (i.e., an employee whose scheduled workweek is consistent with the standard workweek schedule of a business unit or department) or regular part-time basis (i.e., an employee who is scheduled to work at least 14 hours per week, but fewer than the hours of a regular full-time employee) by an Employing Company (i) within the United States or (ii) outside the United States if a career expatriate in the Employing Company's international expatriate program, who receives from an Employing Company a regular stated compensation paid in whole or in part in United States currency. Independent contractors and employees of independent contractors who render services to an Employing Company shall not be considered Employees under the Plan.

1.12 "Employing Company" means the Company and such of its subsidiaries and affiliated companies and other trades or businesses as have adopted the Plan and have been admitted to participation by the CBN Committee or any one or more of them, and any corporation or other entity succeeding to the rights and assuming the obligations of any such company hereunder in the manner described in Section 6.1.

1.13 "Employment" means Credited Service as an employee with an Employing Company, an Affiliated Company or a Predecessor Company.

1.14 "ERISA" means the Employee Retirement Income Security Act of l974, as amended from time to time.

1.15 "Leave of Absence" means the period during which an Employee is absent from work pursuant to a leave of absence granted by an Employing Company.

1.16 "Plan" means the American Express Senior Executive Severance Plan, as set forth herein and as hereafter amended from time to time.

1.17 "Predecessor Company" means any corporation or unincorporated entity heretofore or hereafter merged or consolidated with or otherwise absorbed by an Employing Company or any substantial part of the business of which has been or shall be acquired by an Employing Company.

1.18 "Plan Year" means calendar year 1994 and any subsequent calendar year.

1.19 "Retirement" means early, normal or deferred retirement as defined in and meeting the terms and conditions of the American Express Retirement Plan or IDS Retirement Plan, as amended, or any successor plans.

1.20 "Separation Period" means the period of time over which an Employee receives severance benefits under the Plan in biweekly or other installment payments.

1.21 "Termination of Active Employment" means the date on which an Employee ceases performing services for an Employing Company.

1.22 The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.

1.23 Headings in this document are for identification purposes only and do not constitute a part of the Plan.




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                             ARTICLE TWO
                            PARTICIPATION

2.1 Eligibility for Participation. Each Employee shall be eligible to participate in the Plan in the event his employment is terminated by an Employing Company for one of the following reasons:

          2.1.1  Reduction in force;
          2.1.2  Position elimination;
          2.1.3  Office closing;
          2.1.4  Inability to perform position requirements;
          2.1.5  Poor performance;
          2.1.6  Mutually satisfactory resignation;
          2.1.7  Transfer to unsuitable position; or
          2.1.8 Relocation, provided Employee continues at work through transition period.

       The CBN Committee may, in its discretion, grant participation eligibility to any Employee or group of Employees employed in a business unit of the Company or an Employing Company who terminate employment due to a sale of such business unit not later than six months following such sale.

2.2 Limitation on Eligibility. In the event an Employee who is otherwise eligible for participation in the Plan is offered a Comparable Position (whether the position is accepted or rejected by the Employee), he will not be eligible to participate in the Plan with respect to the resultant termination of employment for failure to accept such Comparable Position.

2.3 Ineligibility for Participation. An Employee is ineligible to participate in the Plan in the event his employment by an Employing Company terminates for a reason other than those enumerated in
       Section 2.1 above, including, but not limited to, the following:

           2.3.1  Voluntary resignation;
           2.3.2  Failure to report for work;
           2.3.3  Failure to return from leave;
           2.3.4 Return from a Leave of Absence which extends beyond the policy reinstatement period, if applicable, and no position is available;
           2.3.5  Excessive absenteeism or lateness;
           2.3.6 Merger, acquisition, sale, transfer or reorganization of all or part of the Employing Company where employment is offered by a Successor Company, whether affiliated or unaffiliated with the Employing Company;
           2.3.7 Violation of a policy or procedure of the Employing Company, insubordination, unwillingness to perform the duties of a position, suspected dishonesty, or other misconduct;
           2.3.8 Retirement, including the acceptance of any Employing Company sponsored retirement incentive; provided, however, that in the event an Employee is otherwise eligible for a severance pay benefit in accordance with
                  Section 2.1 above and also eligible for Retirement, the Employee shall be eligible to participate in the Plan in accordance with Article 3 below; or
           2.3.9  Death.





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                            ARTICLE THREE
                         AMOUNT OF BENEFITS


3.1 Amount of Benefits. The severance benefit payable to an eligible Employee under the Plan shall be based on his Completed Years of Service with the Company, Employing Company or an Affiliated Company. The formula for determining an Employee's severance benefit payment shall be calculated by first adding together (i) the Employee's annual Base Salary in effect immediately prior to the date of Termination of Active Employment and (ii) the Employee's annual Bonus approved for the performance year completed prior to the date of Termination of Active Employment, or the annual Bonus applicable to the performance year completed prior to the date of notification by the Employing Company of Termination of Active Employment, or the annual Bonus applicable to the performance year of the date of Termination of Active Employment, all as determined by the Administration Committee. In the case of a recently hired Employee who has not yet received a Bonus, the Employee's designated target Bonus may be used as the subparagraph (ii) portion of the calculation above. The sum of subparagraphs (i) and (ii) above shall then be divided by 52 to calculate the weekly severance benefit. The amount of the total severance benefit shall be determined according to the following schedule:

                 Schedule for Severance Pay Benefits

                                             Number of Weekly
                       Number of Weekly      Severance Benefit
                       Severance Benefit     Payments:
Completed Years of     Payments:             Planning and Policy
Service                Executives            Committee

12 or fewer                52                           104
13                         56                           104
14                         60                           104
15                         65                           104
16                         69                           104
17                         73                           104
18 or more             78 Maximum                  104 Maximum

3.2 Limitations on Amount of Severance Benefits. The number of weeks of severance benefits payable to any eligible Employee under the Plan shall not exceed 104 weeks. Such benefits payable under the Plan shall be inclusive of and offset by any other severance or termination payment made by an Employing Company, including, but not limited to, any amounts paid pursuant to federal, state, local or foreign government worker notification (e.g., Worker Adjustment and Retraining Notification Act) or office closing requirements.

3.3 Reemployment. In the event an Employee is reemployed by the Employing Company or an Affiliated Company within the period covered by the schedule of severance benefits in Section 3.1 above, the severance benefits, if any, that are in excess of the number of weeks between the prior active Employment termination date and the rehire date shall be repaid by the Employee or withheld by the Employing Company, as the case may be. In the further event an eligible Employee who is receiving severance benefits under the Plan is later rehired by an Employing Company or an Affiliated Company, and Employment later terminates under conditions making such Employee



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       eligible for severance benefits under the Plan, the amount of the second severance benefit will be based on such Employee's rehire date and not the original date of Employment; provided, however, that any benefits withheld or repaid in accordance with the preceding sentence shall be additionally paid to the terminating Employee.

3.4 Withholding Tax. The Employing Company shall deduct from the amount of any severance benefits payable under the Plan, any amount required to be withheld by the Employing Company by reason of any law or regulation, for the payment of taxes or otherwise to any federal, state, local or foreign government. In determining the amount of any applicable tax, the Employing Company shall be entitled to rely on the number of personal exemptions on the official form(s) filed by the Employee with the Employing Company for purposes of income tax withholding on regular wages.

3.5 Requirement of Signed Agreement and Release. Payment of severance benefits under the Plan is conditioned upon the Employee signing an Agreement and Release with his Employing Company including appropriate restrictive covenants in a form satisfactory to the Company.


                            ARTICLE FOUR
                          METHOD OF PAYMENT

4.1 Payment. A severance benefit under the Plan may be paid in biweekly or other installments as determined by the Administration Committee during the Separation Period.

4.2 Inactive Employment Status. During the Separation Period (where severance benefits are paid in biweekly or other installments) the Employee receiving such payments will remain in an inactive Employment status until receipt of such payments is completed, at which time Employment will be terminated. During the Separation Period, certain other employee benefits may be continued, payment for which shall be deducted from such severance payments in accordance with the Employee's previously elected benefit coverage.

4.3 Limitations on Severance Payments. In no event shall the period of time during which an Employee receives severance payments exceed 104 weeks. Nothing in this Section shall affect the total number of weeks payable under the Plan pursuant to Section 3.1, including, but not limited to, the 104-week maximum payment.

4.4 Death. In the event an Employee dies before full receipt of severance benefits payable under the Plan, the remaining severance benefits will be paid to the legal representative of such Employee's estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.


                            ARTICLE FIVE
                     ADMINISTRATION OF THE PLAN

5.1 Powers of the Employing Company. The Employing Company shall have such powers, authorities and discretion as are necessary or




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       appropriate in order to carry out its duties under the Plan, including, but not limited to, the power:

             5.1.1 To obtain such information as it shall deem necessary or appropriate in order to carry out its duties under the Plan;

             5.1.2 To make determinations with respect to the grounds for termination of employment of any Employee; and

             5.1.3  To establish and maintain necessary records.

5.2 Employing Company Authority. Nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Employing Company's sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, marketing of its products, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.

5.3 Administration Committee Duties and Powers. The Administration Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. The Administration Committee shall be the "Administrator" of the Plan and shall be, in its capacity as Administrator, a "Named Fiduciary," as such terms are defined or used in ERISA. For the purposes of carrying out its duties as Administrator, the Administration Committee may, in its sole discretion, allocate its responsibilities under the Plan among its members, and may, in its sole discretion, designate persons other than members of the Administration Committee to carry out such of its responsibilities under the Plan as it may deem fit. In addition to the powers of the Administration Committee specified elsewhere in the Plan, the Administration Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties:

             5.3.1 To interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions;

             5.3.2 To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and

             5.3.3 To decide all questions on appeal concerning the Plan and the eligibility of any person to participate in the Plan.

5.4 Determinations. The determination of the Administration Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

5.5 Claims Review Procedure. Consistent with the requirements of ERISA and the regulations thereunder as promulgated by the Secretary of Labor from time to time, the following claims review procedure shall




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       be followed with respect to the denial of severance benefits to any
       Employee:

             5.5.1 Within thirty (30) days from the date of an Employee's termination of active Employment, the Employing Company shall furnish such Employee either an agreement and release offering severance benefits under the Plan or notice of such Employee's ineligibility for or denial of severance benefits, either in whole or in part.
       Such notice from the Employing Company will be in writing and sent to the Employee or the legal representatives of his estate stating the reasons for such ineligibility or denial and, if applicable, a description of additional information that might cause a reconsideration by the Administration Committee or its delegate of the decision and an explanation of the Plan's claims review procedure. In the event such notice is not furnished within thirty
       (30) days, any claim for severance benefits shall be deemed denied and the Employee shall be permitted to proceed to Section 5.5.2 below.

             5.5.2 Within sixty (60) days after receiving notice of such denial or ineligibility or within ninety (90) days after employment termination if no notice is received, the Employee, the legal representatives of his estate or a duly authorized representative may then submit to the Administration Committee a written request for a review of such decision of denial.

             5.5.3 The Administration Committee will review the claim and within sixty (60) days (or one hundred twenty (120) days in special circumstances) provide a written response to the appeal setting forth specific reasons for such decision. In the event the decision on review is not furnished within such time period, the claim shall be deemed denied.


                             ARTICLE SIX
                SUCCESSOR COMPANIES AND PLAN MERGERS

6.1 Successor Companies. Any corporation which succeeds to the business and assets of the Company or any part of its operations, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as the Company and said corporation shall have agreed upon in writing. Any corporation which succeeds to the business of any Employing Company other than the Company, or any part of the operations of such Employing Company, may by appropriate resolution adopt the Plan and shall thereupon succeed to such rights and assume such obligations hereunder as such Employing Company and said corporation shall have agreed upon in writing; provided, however, that such adoption and the terms thereof agreed upon in such writing have been approved by the Company.


                            ARTICLE SEVEN
                      AMENDMENT AND TERMINATION

7.1 Right to Amend or Terminate. The Company reserves the right, by action of the Board of Directors or the CBN Committee, to amend or terminate this Plan in whole or in part at any time and from time to time, and any amendment or effective date of termination may be given retroactive effect.




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7.2    Termination by an Employing Company.  Any Employing Company other than the Company may withdraw from participation in the Plan at any time by delivering to the Administration Committee written notification to that effect signed by such Employing Company's chief executive officer or his delegate. Withdrawal by any Employing Company pursuant to this paragraph or complete discontinuance of severance benefits under the Plan by any Employing Company other than the Company, shall constitute termination of the Plan with respect to such Employing Company.

7.3 Limitation on Benefits. In the event any Employing Company withdraws from participation or the Company terminates the Plan as provided in this Article Seven, no Employee shall be entitled to receive benefits hereunder for Employment either before or after such action.


                            ARTICLE EIGHT
                        FINANCIAL PROVISIONS

8.1 Funding. All severance benefits payable under the Plan shall be payable and provided for solely from the general assets of the Employing Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Employing Company. The Employing Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any severance benefits under the Plan.


                            ARTICLE NINE
                    LIABILITY AND INDEMNIFICATION

9.1 Standard of Conduct. To the extent permitted by ERISA and other applicable law, no member (which term, as used in this Article Nine, shall include any employee of any Employing Company designated to carry out any responsibility of the Administration Committee pursuant to Section 5.3 above) of the Administration Committee shall be liable for anything done or omitted to be done by him in connection with the Plan, unless the act or omission claimed to be the basis for liability amounted to a failure to act in good faith for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company or Employing Company as applicable hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he, his testator or intestate, was or is a member of the Administration Committee, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Administration Committee acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

9.2 Presumption of Good Faith. The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a



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       presumption that any such member of the Administration Committee did not act in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan or that he had reasonable cause to believe that his conduct was unlawful.

9.3 Successful Defense. A person who has been wholly successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding or claim or demand of the character described in Section
       9.1 above shall be entitled to indemnification as authorized in such
       Section 9.1.

9.4 Unsuccessful Defense. Except as provided in Section 9.3 above, any indemnification under Sections 9.1 and 9.2 above, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

              9.4.1 By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Administration Committee has met the standard of conduct set forth in Section 9.1 above; or

              9.4.2 If a quorum under Section 9.4.1 above is not obtainable with due diligence:

                     9.4.2.1 By the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to any Employing Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Section 9.1 above has been met by such member of the Administration Committee; or

                     9.4.2.2 By the shareholders of the Company upon a finding that the member of the Administration Committee has met the standard of conduct set forth in such
                                   Section 9.1 above.

9.5 Advance Payments. Expenses incurred in defending a civil or criminal action or proceeding or claim or demand may be paid by the Company or Employing Company as applicable in advance of the final disposition of such action or proceeding, claim or demand, if authorized in the manner specified in Section 9.4 above, except that, in view of the obligation of repayment set forth in Section 9.6 below, there need be no finding or opinion that the required standard of conduct has been met.

9.6 Repayment of Advance Payments. All expenses incurred in defending a civil or criminal action or proceeding, claim or demand, which are advanced by the Company or Employing Company as applicable under
       Section 9.5 above shall be repaid in case the person receiving such advance is ultimately found, under the procedures set forth in this Article Nine, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the Company exceed the indemnification to which he is entitled.




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9.7    Right to Indemnification.  Notwithstanding the failure of the Company or Employing Company as applicable to provide indemnification in the manner set forth in Section 9.4 or 9.5 above, and despite any contrary resolution of the Board of Directors or of the shareholders in the specific case, if the member of the Administration Committee has met the standard of conduct set forth in Section 9.1 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company or Employing Company as applicable as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company or Employing Company as applicable in any court of competent jurisdiction.


                             ARTICLE TEN
                            MISCELLANEOUS

10.1 No Right to Continued Employment. Nothing in the Plan shall be construed as giving any Employee the right to be retained in the employ of any Employing Company or any right to any payment whatsoever, except to the extent of the severance benefits provided for by the Plan. Each Employing Company expressly reserves the right to dismiss any Employee at any time and for any reason without liability for the effect which such dismissal might have upon him as a participant of the Plan.

10.2 Construction. This Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of New York, except to the extent that such laws have been superseded by federal law.

10.3 Expenses of the Plan. The expenses of establishment and administration of the Plan shall be paid by the Employing Companies. Any expenses paid by the Company pursuant to this Section 10.3 and indemnification under Article Nine shall be subject to reimbursement by the other Employing Companies of their proportionate shares of such expenses and indemnification, as determined by the Administration Committee in its sole discretion.

10.4 Discretionary Acts. Any discretionary acts to be taken under the Plan by the Company, any Employing Company or the Administration Committee with respect to classification of employees, severance benefits or elections shall be uniform in their nature with respect to those who are similarly situated, and no discretionary act shall be taken which shall be discriminatory under the provisions of the Code or ERISA applicable to similar plans.















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